CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-258796 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-182419 on Form S-8, and Registration Statement No. 333-264480 on Form S-8 of our report dated August 25, 2022, relating to the consolidated balance sheets of Kukui’ula Development Company (Hawai’i), LLC as of December 31, 2021 and 2020, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended appearing in this Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Honolulu, Hawai`i
March 1, 2023